RHK
CAPITAL

For Home Office Use Only: Principal Review ____________________ Date:________

Subject to Due Diligence Completion

May 23, 2019

Aron Govil
Cemtrex, Inc.
30-30 47th Avenue
Long Island City, NY 11101

RHK Capital Proposed Offering Engagement Letter

Ladies and Gentlemen:

The purpose of this engagement letter is to set forth the terms pursuant to which RHK Capital, a unit of Advisory Group Equity Services, Ltd. (hereinafter referred to as "**RHK**" or the "**Placement Agent**" and doing business as RHK Capital) will act as a placement agent and financial advisor for a proposed issuance, or series of issuances, of unregistered or registered securities ("**Proposed Offering**") of Cemtrex, Inc. a Delaware corporation (collectively, with its subsidiaries and affiliates), (hereinafter referred to as the "**Issuer**" or the "**Company**"), including but not limited to, (i) any Proposed Offering under Regulation D or Regulation S or within section 3(a) of the Securities Act of 1933, as amended.

The terms of our agreement are as follows:

1. The Issuer hereby retains and engages RHK, for the period beginning on the date hereof and ending on July 31, 2019 , unless sooner terminated pursuant to the terms of this engagement letter agreement ~~or extended: (i) for an additional ninety (90) day period in the sole discretion of RHK, or (ii) after such ninety (90) day period referred to herein in the mutual discretion of the Issuer and RHK~~ (the "**Engagement Period**"), to act as the Issuer's sole ~~sole exclusive~~ placement agent, financial advisor and/or dealer-manager in connection with the Proposed Offering. The compensation for acting as the exclusive sole placement agent to the Issuer and conditions of RHK's engagement are stated hereunder. During the Engagement Period and as long as RHK is proceeding in good faith with activities in connection with the Proposed Offering, the Issuer agrees not to solicit, negotiate with or enter into any agreement with any other RHK of financing (whether equity, debt or otherwise other than bank financings or financings in connection with strategic alliances), any placement agent, financial advisor, dealer manager or any other person or entity in connection with the Proposed Offering, as the case may be.

2. In consideration for its services in the Proposed Offering, RHK shall be entitled to a cash fee equal to 5% of the dollar amount received by the Issuer, in connection with a Proposed Offering, including any proceeds received by the Issuer from any cash exercise of warrants issued to investors in the Proposed Offering.

3. The Issuer shall be responsible for and pay all preapproved expenses relating to the Proposed Offering, including, without limitation, all filing fees relating required as part of the Proposed Offering of and any filing fees relating to the review of the Proposed Offering materials by the Financial Industry Regulatory Authority, Inc. ("**FINRA**"); all fees and expenses

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relating to the listing of such Shares on the exchange where the Common Stock is (or will be) listed; all fees, expenses and disbursements relating to the qualification of the Shares under the "blue sky" securities laws of any states or other jurisdictions; the costs of mailing and printing all of the Proposed Offering documents, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as RHK may reasonably deem necessary; the costs and expenses of any public relations or solicitation firm hired by the Issuer in connection with any Rights Offering; the costs of preparing, printing and delivering certificates representing the Rights or any other securities; fees and expenses of the subscription agent and information agent, if applicable; the fees and expenses of the Issuer's accountants and the fees and expenses of the Issuer's legal counsel and other agents and representatives.

4. RHK may plan and arrange one or more "road show" trips for the Issuer's management to market the Proposed Offering. The Issuer shall pay for its own expenses, including, without limitation, travel and lodging expenses, associated with such trips. The Issuer and its officers, directors and related parties will abide by all rules and regulations of the Securities and Exchange Commission ("**Commission**") relating to public Proposed Offerings, including, without limitation, those relating to public statements (i.e., "gun jumping") and disclosures of material non-public information.

5. The Issuer shall supply RHK and its counsel, at the Issuer's cost, with bound volumes of the Proposed Offering materials within a reasonable time after the closing of the Proposed Offering (the "**Closing**").

6. The Proposed Offering shall be conditioned upon, among other things, the following:

(a) Satisfactory completion by RHK of its due diligence investigation and analysis of: (i) the Issuer's arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Issuer as may be required by the Act and rules and regulations of the Commission;

(b) intentionally omitted

(c) The continued listing of the Common Stock on its current exchange or migration to a higher exchange ("**Trading Market**");

(d) RHK shall have received from outside counsel to the Issuer such counsel's written opinion, addressed to RHK, dated as of the Closing, in customary form and substance reasonably satisfactory to RHK;

(e) FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by RHK, make or authorize RHK's counsel to make on the Company's behalf, an Issuer Filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 and pay all filing fees required in connection therewith.

(f) Prior to the Closing, the Company shall have furnished to RHK such further information, certificates and documents as RHK may reasonably request, including customary audit comfort letters (all opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for RHK);

(g) Any Proposed Offering shall fund through an escrow account established by RHK and paid for by the Issuer; and

(h) The Issuer retaining a transfer agent reasonably acceptable to RHK to perform services in connection with Proposed Offering.

7. Notwithstanding any termination of this engagement letter pursuant to the terms hereof or otherwise, if on or before the 18 month anniversary of the later of the consummation of a Proposed Offering that is not a registered offering (or 18 months after any termination of this engagement letter), the Issuer enters into a commitment or letter of intent relating to any such unregistered Proposed Offering of equity securities of the Issuer, including any rights or securities convertible or exercisable into equity securities: (A) with any investor to whom the Issuer was introduced by RHK, or who was contacted by RHK in connection with its services for the Issuer hereunder, or (B) as a result of the use by the Issuer of materials or other work product prepared by RHK in connection with such unregistered Proposed Offering, if any, RHK shall be paid, at and subject to the closing of any such subsequent placement, the cash compensation described in, and in accordance with the terms and provisions of, Section 2 above. It is acknowledged and agreed that any

~~8. Upon consummation of a Proposed Offering, if any, RHK shall be granted the right of first refusal ("**Right of First Refusal**") on any and all subsequent offerings by the Issuer of equity or equity derivative securities, for a period of 1 year from the consummation of the Proposed Offering, if any; provided, however that the Right of First Refusal shall be contingent upon RHK participating in any such subsequent offering upon the same terms and conditions which are set forth in a bona fide offer received by the Issuer from a third party ("**Bona Fide Offer**"). At any time within 30 days after receipt of written notification of a Bona Fide Offer, RHK may, by giving written notice to the Issuer, elect to exercise its Right of First Refusal. The failure of RHK to give such notice within such 30 day period will be deemed an election not to exercise its Right of First Refusal solely with respect to the applicable Bona Fide Offer. If RHK declines to exercise its Right of First Refusal, the Issuer shall have the right to retain any other person or persons to provide such services on terms and conditions which are not materially more favorable to such other person or persons than the terms declined by RHK. In the event the Issuer offers materially more favorable terms to a third party, RHK shall again have a 30-day Right of First Refusal to engagement in the proposed offering on such terms.~~

9. The Issuer represents and warrants to RHK as follows:

(a) The Issuer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereunder and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Issuer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Issuer and no further action is required by the Issuer, its board of directors or its stockholders in connection herewith. This Agreement has been duly authorized and executed by the Issuer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(b) The execution, delivery and performance of this Agreement by the Issuer do not and will not (i) conflict with or violate any provision of the Issuer's or any subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Issuer or any subsidiary, or give to others any rights of termination, amendment,

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acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Issuer or subsidiary debt or otherwise) or other understanding to which the Issuer or any subsidiary is a party or by which any property or asset of the Issuer or any subsidiary is bound or affected (except as may have been consented to or waived), or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Issuer or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Issuer or a Subsidiary is bound or affected.

(c) The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other "**Person**" (defined as an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability Issuer, joint stock Issuer, government (or an agency or subdivision thereof) or other entity of any kind) in connection with the execution, delivery and performance by the Issuer of this Agreement, other than such filings as are required to be made under applicable Federal and state securities laws, by the Trading Market.

(d) Except as otherwise provided in this Agreement, no brokerage or finder's fees or commissions are or will be payable by the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. RHK shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the offer and sale of the Securities contemplated by the this Agreement.

(e) The Issuer has not, and to its knowledge none of its officers or directors have, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities (other than RHK's placement of the Securities), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Issuer other than pursuant to this Agreement.

(f) The operations of the Issuer are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Issuer conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer with respect to such anti-money laundering laws is pending or, to the knowledge of the Issuer, threatened.

(g) To the knowledge of the Issuer, there are no affiliations with any FINRA member firm among the Issuer's officers, directors or any five percent (5%) or greater stockholder of the Issuer.

(h) RHK shall be a third-party beneficiary of any representations and warranties given to any investors in the Proposed Offering, which representation and warranties shall be reasonably acceptable to RHK.

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10. RHK reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that RHK's aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; *provided, however,* the aggregate compensation otherwise to be paid to RHK by the Issuer may not be increased above the amounts stated herein without the approval of the Issuer.

11. The Issuer agrees that no solicitation material apart from, if applicable, the Registration Statement will be used by it in connection with the Proposed Offering or filed with the Commission or any federal, state or local governmental or regulatory authority by or on behalf of the Issuer without RHK's prior approval, which approval may not be unreasonably delayed, withheld or denied.

12. The Issuer agrees that it will not issue press releases or engage in any other publicity, without RHK's prior written consent, commencing on the date hereof and continuing for a period of forty (40) days from the Closing of the Proposed Offering, other than normal and customary releases issued in the ordinary course of the Issuer's business. The Issuer covenants to adhere to all "gun jumping" and "quiet period" rules and regulations of the Commission prior to, during and following the filing of the Registration Statement, if applicable, and the consummation of the Proposed Offering.

13. The Company acknowledges and agrees that RHK is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, which may conflict with the interests of the Company, RHK and its affiliates from time to time may affect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities or other financial instruments (or related derivative instruments) of the Company or other parties which may be the subject of this engagement or any transaction contemplated hereby. RHK recognizes its responsibility for compliance with all laws, including without limitation the federal securities laws, in connection with the activities described in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, RHK will disclose to the Company any conflict it may have with respect to the representation of the Company or with respect to the consummation of a potential transaction, including without limitation any representation or potential representation of any potential competitor, acquiror or affiliate thereof. In addition, subject to Section 13, nothing contained in this engagement letter shall limit or restrict the right of RHK or of any partner, employee, agent or representative of RHK, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, nor to limit or restrict the right of RHK to render services of any kind to any other corporation, firm, individual or association.

14. During the Engagement Period or until the Closing, the Issuer agrees to cooperate with RHK and to furnish, or cause to be furnished, to RHK, any and all information and data concerning the Issuer, its subsidiaries and the Proposed Offering that RHK deems appropriate, including, without limitation, the Issuer's acquisition plans and plans for raising capital or additional financing (the "**Information**"). The Issuer shall provide RHK reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Issuer's and its subsidiaries assets, properties, books, contracts, commitments and records and to the Issuer's and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Issuer represents and warrants to RHK that all Information: (i) made available by the Issuer to RHK or its agents and representatives, (ii) contained in any preliminary or final Prospectus prepared by the Issuer in connection with the Proposed Offering, and (iii) contained in any filing by the Issuer with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are made. The Issuer further represents and warrants to RHK that all such Information will

RHK
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have been prepared by the Issuer in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Issuer acknowledges and agrees that in rendering its services hereunder, RHK will be using and relying on such information (and information available from public RHKs and other RHKs deemed reliable by RHK) without independent verification thereof by RHK or independent appraisal by RHK of any of the Issuer's assets. The Issuer acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Issuer and the Issuer's accountants, advisors and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, RHK shall keep strictly confidential all non-public Information concerning the Issuer provided to RHK. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by RHK, (b) was known or became known by RHK prior to the Issuer's disclosure thereof to RHK, (c) becomes known to RHK from a RHK other than the Issuer, and other than by the breach of an obligation of confidentiality owed to the Issuer, (d) is disclosed by the Issuer to a third party without restrictions on its disclosure or (e) is independently developed by RHK. RHK's obligations of confidentiality hereunder shall extend to its employees.

15. This engagement letter shall be deemed to have been made and delivered in New York City and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

16. Neither this engagement letter nor any right or interest hereunder shall be assignable by the Issuer or the Company without the prior written consent of the other party hereto; provided, however, that nothing in this Section 16 shall preclude RHK from (i) assigning any rights hereunder to a corporation or other entity acquiring all or substantially all the assets and business, whether by operation of law or otherwise, of RHK, provided such entity is a registered broker-dealer, or (ii) designating another broker-dealer to perform services hereunder if RHK is unable to do so, provided such firm includes some or all of RHK's former investment banking staff.

17. Each of RHK and the Issuer: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of RHK and the Issuer further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Issuer mailed by certified mail to the Issuer's address shall be deemed in every respect effective service of process upon the Issuer, in any such suit, action or proceeding, and service of process upon RHK mailed by certified mail to RHK's address shall be deemed in every respect effective service process upon RHK, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Issuer agrees that neither RHK nor its affiliates, and the respective officers, directors, employees, agents and representatives of RHK, its affiliates and each other person, if any, controlling RHK or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. RHK will act under this engagement letter as an independent contractor with duties to the Issuer. Because RHK will be acting on the Issuer's behalf in this capacity, it is RHK's practice to receive indemnification. A copy of RHK's standard indemnification form is attached to this engagement letter as Exhibit A.

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We are delighted at the prospect of working with you and look forward to a successful Proposed Offering. If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned along with the Advance. This engagement letter may be executed in counterparts and by facsimile or .pdf transmission.

Very truly yours,

RHK CAPITAL

By: ______________________
Richard H. Kreger
Senior Managing Director

By: ______________________
Bruce Ryan
Principal

PRINCIPAL

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

CEMTREX, INC.

By: ______________________
Aron J. Govil
Interim Chief Financial Officer

[Signature Page to Engagement Letter]

[Exhibit A - Indemnification Provisions]

RHK
CAPITAL

Exhibit A -
Indemnification Provisions

This **Exhibit A** is a part of and is incorporated into the Proposed Offering Engagement Letter dated May 23, 2019 (the "**Agreement**") between the Issuer and RHK Capital, a unit of Advisory Group Equity Services Ltd. ("**RHK**"). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

The Issuer agrees to indemnify and hold harmless RHK, its affiliates and each person controlling RHK (within the meaning of Section 15 of the Securities Act of 1933, as amended), and the directors, officers, agents and employees of RHK, its affiliates and each such controlling person (RHK, and each such entity or person. an "**Indemnified Person**") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the "**Liabilities**"), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the "**Expenses**") as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not any Indemnified Person is a party thereto (collectively, the "**Actions**"), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any offering documents prepared by the Issuer (including any amendments thereof and supplements thereto) (the "**Offer Documents**") or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Issuer shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted primarily from such Indemnified Person's (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Issuer in connection with the offer or sale of the Securities in the Transaction which were not authorized for such use by the Issuer and which use constitutes negligence, bad faith or willful misconduct. The Issuer also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under the Agreement, which includes this Exhibit A.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Issuer in writing; provided that failure by any Indemnified Person so to notify the Issuer shall not relieve the Issuer from any liability which the Issuer may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Issuer shall have been prejudiced by such failure. The Issuer shall, if requested by RHK, assume the defense of any such Action including the employment of counsel reasonably satisfactory to RHK, which counsel may also be counsel to the Issuer. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Issuer has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Issuer, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Issuer from representing both the Issuer (or another client of such counsel) and any Indemnified Person; provided that the Issuer shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Issuer shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Issuer shall not, without the prior written consent of RHK (which shall not be unreasonably withheld), settle,

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compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with the Agreement, the Issuer shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Issuer, on the one hand, and to RHK and any other Indemnified Person, on the other hand, of the matters contemplated by the Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer, on the one hand, and RHK and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Issuer contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by RHK pursuant to the Agreement. For purposes of this paragraph, the relative benefits to the Issuer, on the one hand, and to RHK on the other hand, of the matters contemplated by the Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Issuer in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to RHK under the Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

The Issuer also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Issuer that have resulted primarily from such Indemnified Person's gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

The reimbursement, indemnity and contribution obligations of the Issuer set forth herein shall apply to any modification of the Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, the Agreement.

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

CEMTREX, INC.	**RHK CAPITAL**
By: [signature]	By: [signature]
Aron Govil	Richard H. Kreger